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                                                                    EXHIBIT 99.9

                          McKESSON SERVICES AGREEMENT


          This Agreement, dated as of July 10, 1994, is between PCS Health Systems, Inc., a Delaware corporation ("PCS"), and SP Ventures,Inc., a Delaware corporation to be renamed "McKesson Corporation" ("McKesson").

A. Eli Lilly and Company is acquiring certain operations of PCS pursuant to an Agreement and Plan of Merger dated July 10, 1994 ("Merger Agreement").

B. PCS and McKesson desire to enter into an agreement pursuant to which PCS will continue to provide certain services to McKesson following closing of the transactions contemplated by the Merger Agreement, and McKesson will provide certain services to PCS.

NOW, THEREFORE, the parties agree as follows:

     Section 1.   Definitions.

          1.1  "Unrestricted Network" shall mean a pharmacy network which is
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available to all pharmacies which agree to meet the network's requirements.

          1.2  "Restricted Network" shall mean a pharmacy network which is
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available to a limited number or a percentage of pharmacies in a particular geographic area.

          1.3  "McKesson Stores" shall mean those pharmacies that participate in
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McKesson's Value-Rite(R) program and selected additional pharmacies that utilize McKesson as their distributor.

          1.4  "Specified Rates" shall mean PCS's best price for providing
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comparable services (in terms of size and complexity) to any of PCS's customers in effect from time to time. In the absence of such price, Specified Rates shall mean the rates negotiated between PCS and McKesson for the service, taking into account PCS's historical profit margin and pricing methodologies for nonstandard services. In no event shall PCS be obligated to provide a price that will entitle MetLife or any other PCS customer to a price reduction. Pricing arrangements and programs offered by PCS to its customers that involve the sale of pharmaceutical products (e.g. mail order pharmacy) or are based upon the cost of pharmaceutical products in whole or in part (e.g., disease state management programs, capitation agreements, risk sharing and similar pricing arrangements) shall not be subject to the best price requirement but shall be negotiated individually.
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          1.5  "PCS Data Processing Capabilities" shall mean programming, data processing and related auxiliary support for data processing existing at PCS during the term of this Services Agreement.

          1.6 "PCS Data Transmission Capabilities" shall mean switching, data transmission and telecommunications capabilities of PCS, including without limitation the RECAP(R) system, or its successors or derivatives, existing at PCS during the term of this Services Agreement.

          1.7 "PCS Capabilities" shall mean the PCS Data Processing Capabilities, the PCS Data Transmission Capabilities, and access to PCS Provider Networks and other support services made available to PCS customers existing at PCS during the term of this Services Agreement.

          1.8 "PCS Provider Networks" shall mean the networks of pharmacies, mail service providers, home infusion providers, and provider networks associated with the Integrated Medical Systems, Inc., LabOne, Inc. and Health Care Information Network transactions that have contracted with PCS for the provision of PCS services and other provider networks that PCS may form during the term of this Services Agreement.

          1.9  "Change of Control" shall mean any of the following enumerated
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activities by an entity one of whose primary lines of business consists of the sales of pharmaceutical products ("Pharmaceutical Company") or any part of whose business consists of providing pharmacy benefit management services ("PBM") or the parent corporation or a holding company or subsidiary of either a Pharmaceutical Company or a PBM or by any person who has been employed as a senior executive (other than senior executives of McKesson and its subsidiaries) by a PBM or any entity controlled by such person (hereinafter referred to as a "Covered Entity"):

          (i) The acquisition by any Covered Entity or any group of persons acting in concert, one of whose members is a Covered Entity, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of thirty percent (30%) or more of either (i) the then outstanding shares of common stock of McKesson (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding voting securities of McKesson entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this
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subsection (i), any acquisition by any employee benefit plan (or related trust)
sponsored or maintained by McKesson or any corporation controlled by McKesson shall not constitute a Change of Control; provided, further, however, that for
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purposes of this

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subsection (i), any redemption or repurchase by McKesson shall not constitute a
Change of Control; or

          (ii) Individuals who, as of the date hereof, constitute the Board of Directors of McKesson (the "Incumbent Board") cease to constitute at least a majority of the Board of Directors of Mckesson as a result of an actual or threatened election contest with election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Entity (including a settlement of any such actual or threatened contest) or as a result of any agreement with a Covered Entity; or

          (iii) Any Covered Entity consolidates with, or merges with or into, McKesson, or McKesson merges into any Covered Entity; provided, however, that
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such actions shall not constitute a Change of Control if McKesson is the surviving or continuing corporation; and (a) the shareholders of McKesson immediately before the transaction own, on a pro forma basis, in the aggregate a majority of the outstanding voting shares of the resulting entity immediately after the transaction or (b) no other event which would constitute a Change of Control has occurred; or

          (iv) Any sale, transfer, exchange or other disposition of all, or substantially all, of the assets of McKesson to a Covered Entity in one or more transactions; or

          (v) Any acquisition by McKesson which required McKesson to issue or transfer any securities to a Covered Entity, if the securities to be issued or transferred have or will have upon issuance or transfer, voting power equal to, or in excess of, thirty percent (30%) of the voting power outstanding before the issuance or transfer or such securities; or

          (vi) The sale, transfer, exchange or other disposition by McKesson of substantially all of its United States operations to a Covered Entity; or

          (vii) Any agreement or understanding by McKesson to do any of the foregoing.

          In addition to the foregoing, the adoption by McKesson of a plan of complete liquidation or dissolution shall also constitute a Change of Control.

     Section 2.   Network Access for McKesson Stores.
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          2.1  Unrestricted Networks.  PCS shall notify McKesson as soon as
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reasonably possible but in no event later than when other pharmacy chains are notified, when PCS develops an Unrestricted Network, and PCS will allow certain McKesson Stores

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which are specified by McKesson in its sole discretion to participate in the network as a group (chain) when the group meets the Unrestricted Network requirements. PCS shall not be required to include any McKesson Store in an Unrestricted Network to the extent that the PCS customer objects to any such McKesson Store; provided, that PCS shall use reasonable good faith efforts to have the PCS customer accept such McKesson Store. McKesson may change the stores which comprise the McKesson Stores on a network by network basis, provided that such change does not materially adversely affect PCS or its customer. Nothing in this Services Agreement shall obligate PCS to require that its customers use a PCS created pharmacy network.

          2.2  Restricted Networks.  PCS shall notify McKesson as soon as
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reasonably possible when PCS develops a Restricted Network but in no event later than when other pharmacy chains are notified, and will use reasonable good faith efforts to include certain McKesson Stores which are specified by McKesson in its sole discretion as a group (chain) in such network when the group meets the requirements necessary to be included in the Restricted Network. In adding pharmacies to a Restricted Network to meet access requirements, PCS shall notify McKesson of void areas (areas not adequately serviced by pharmacies admitted to the Restricted Network), and to the extent permitted by law, include certain McKesson Stores which are specified by McKesson in its sole discretion in filling any void areas on a preferential basis. PCS shall not be required to include any McKesson Store in a network to the extent that the PCS customer objects to any such McKesson Store; provided, that PCS shall use reasonable good faith efforts to have the PCS customer accept any McKesson Store.

          2.3  McKesson Store Compliance.  Subject to compliance with applicable
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legal requirements, PCS shall provide McKesson prior written notice of any disciplinary action (up to and including removal from any network) that PCS proposes to take against any McKesson Store in connection with any failure of such McKesson Store to satisfy its obligations to PCS. The parties shall cooperate to cause the McKesson Store to comply with the applicable requirements prior to taking any disciplinary action. If such McKesson Store is not in compliance within thirty (30) days of such notice, disciplinary action may be taken by PCS.

     Section 3.   Pharmacy Data.
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          3.1  All Pharmacy Data.  Subject to applicable laws and contractual
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restrictions, PCS shall consider in good faith providing McKesson with PCS data regarding pharmacies. PCS shall not be obligated to provide any such data if in the sole discretion of PCS making such data available to McKesson would be contrary to the business interests of PCS. If PCS determines to provide any such data to McKesson, patient names and PCS customer identification shall not be provided. McKesson shall maintain

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such data in confidence, use it only for its own purposes, shall not use such information to disadvantage PCS in the marketplace, and not make such data available to any third party. McKesson shall pay PCS at the Specified Rates for such services.

          3.2  McKesson Pharmacy Data.  PCS shall maintain for and provide to
               ----------------------
McKesson a database of information relating to the participation by McKesson Stores in PCS Provider Networks. Such information shall include lists and directories of McKesson Stores and information generated through use of GeoAccess or other GIS programs as long as such information can be obtained utilizing the PCS Capabilities. Reports of such information shall be provided to McKesson no more frequently than reports of similar information are generated for PCS's own use. Subject to applicable laws and contractual restrictions between PCS and its customers, there shall be no restriction on PCS's access to such information. McKesson shall maintain such information in confidence, use such information only for its own purposes and shall not use such information in a manner likely to disadvantage PCS in the market place and shall not make such data available to any third party except to McKesson Stores. McKesson shall pay PCS at the Specified Rates for such services.

          3.3  Service Limitations.  PCS agrees that it will not add
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restrictions to its agreements with third parties, except to the extent requested by such party, for the purpose of limiting the services it is obligated to provide to McKesson under this Section(3).

     Section 4.   Managed Care Support.
                  --------------------

          4.1  Mail Order.  At McKesson's request, PCS shall provide to McKesson
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at the Specified Rates PCS's mail order pharmacy program for all maintenance drug dispensing requirements associated with McKesson's managed care and Healthcare Delivery Systems, Inc. programs.

          4.2  McKesson Services Unit.  PCS shall create and maintain a services
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unit whose primary responsibility is to service McKesson as a customer and which would provide to McKesson the following services: (i) consulting, training, and education concerning the managed care industry and PCS's products and services; and (ii) advice regarding industry events and trends affecting pharmacies. The unit shall consist initially of one or two persons expert in managed pharmacy care with additional persons to be added if the growth of the McKesson's business so requires. The unit would be available during specified normal business hours. Such services would be compensated at the Specified Rates.

          4.3  PCS Services.  McKesson agrees that if it contracts with
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customers to provide managed pharmacy benefits,

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McKesson will only provide such benefits through PCS.  PCS agrees to establish and maintain arrangements, directly or through McKesson as a third party administrator or through one or more third party administrators selected by McKesson, to provide such managed pharmacy benefit to such customers regardless of size. PCS shall provide those services at the Specified Rates for similar offerings for customers of similar size. In addition to the Specified Rates, where agreed, a reasonable commission payable to McKesson shall be charged. Nothing in this Section 4.3 shall preclude McKesson from facilitating or arranging for the admission of its retail pharmacy customers into pharmacy benefit management networks; for purposes of certainty, such facilitating or arranging shall not involve the provision of pharmacy benefit management services by McKesson.

     Section 5.   Switching Services.  To support McKesson's value added
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transaction services to pharmacies by enabling McKesson to route claims to the appropriate settlement point, PCS shall provide to McKesson PCS's Data Processing Capabilities and related claims routing (switching) services to the extent requested by McKesson. McKesson shall pay the Specified Rates for such services.

     Section 6.   Term.  The term of this Services Agreement shall be five (5)
                  ----
years.  The Services Agreement will automatically renew for successive twelve
(12) month terms unless either party gives the other party written notice of termination not less than ninety (90) days prior to the end of the term or any renewal term. If either party is in material default under this Services Agreement and fails to correct the default within thirty (30) days after receipt of written notice of default from the non-defaulting party, the non-defaulting party may terminate this Services Agreement by written notice to the defaulting party. In addition, PCS shall have the right to terminate this Services Agreement upon thirty (30) days' written notice to McKesson upon any Change of Control of McKesson.

     Section 7.   Increased Costs.  In the event the provision of any of the
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services under this Services Agreement results in an increase in costs to PCS for additional personnel, computer and peripherals capacity, software licenses, equipment or similar items or an increase in processing or operating expenses, McKesson shall reimburse PCS for the entire amount of such expenses if incurred entirely for the benefit of McKesson under this Services Agreement or, if such expenses only partially benefit McKesson, McKesson shall pay its share of such expenses in proportion to the extent of use; provided, however, McKesson shall
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not be responsible for such reimbursement to the extent such increased costs are reflected in Specified Rates payable by McKesson.

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     Section 8.   Discontinued Services.  Nothing in this Services Agreement
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shall require PCS to continue any service to be provided under this Services
Agreement if such service is no longer required for the business of PCS. If PCS plans to discontinue any service, it will notify McKesson in writing as soon as feasible in advance of discontinuing such service but in no event later than other PCS customers are notified. McKesson shall have the right to obtain the service to be discontinued from a third party or can agree to reimburse PCS fully for all expenses that will be incurred by PCS to continue the service for the sole benefit of McKesson. If McKesson agrees to such reimbursement, PCS will continue the service solely for the benefit of McKesson.

     Section 9.     Limitations.
                    -----------

          PCS shall not be required to perform any services to the extent such services would result in the breach of any software license or other applicable contract in existence on the date hereof. If PCS believes it is unable to provide any services pursuant to the foregoing, PCS shall promptly notify McKesson. If requested by McKesson, PCS as the case may be shall use reasonable efforts to obtain the rights necessary to provide such services, including obtaining any appropriate consents from third parties. McKesson shall be responsible for all additional costs and expenses incurred by PCS in order to allow PCS to provide such services.

     Section 10.      Payment for Services.
                      --------------------

          Each party shall submit, on a monthly basis, an invoice for services performed under this Services Agreement in the preceding month. Each invoice shall be payable net thirty (30) days after the date of the invoice; however, in the event any party in good faith questions any invoiced item, payment of that item shall be made only after the satisfactory resolution of those questions.
An interest charge of 1% per month will accrue on all overdue amounts.

     Section 11.    Confidentiality.
                    ---------------

          11.1 In the course of performance of this Services Agreement, any party ("Receiving Party") may acquire information that another party ("Disclosing Party") deems confidential, including trade secrets and unpublished technical information and data to which the Disclosing Party (or companies affiliated with the Disclosing Party) has proprietary rights. A party may also receive information of a third party which the Disclosing Party is under an obligation to maintain in confidence. The Disclosing Party shall clearly mark all confidential information. All such information, when clearly marked as confidential, is referred to hereinafter as "Disclosed Information".

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          11.2  The Receiving Party shall retain Disclosed Information in strict confidence and shall not communicate it to others without the Disclosing Party's prior written agreement. Notwithstanding the foregoing, PCS and PCS shall be allowed to disclose Disclosed Information to third parties as necessary to perform the services, provided such third parties have undertaken confidentiality obligations substantially similar to those set forth in this
Section 12.

          11.3 Nothing in this Agreement shall prevent the communication to others of any Disclosed Information which the Receiving Party can show was known to it or its representatives prior to its receipt hereunder, was lawfully received by the Receiving Party and its representatives other than directly or indirectly from the Disclosing Party, became public knowledge through no fault of the Receiving Party, is required by law to be disclosed.

          11.4 The provisions of this Section 11 shall survive termination of this Agreement for a period of 3 years.

     Section 12.    Miscellaneous.
                    -------------

          12.1  Notices.  All notices required or permitted to be given under
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this Agreement shall be in writing and shall be sent by facsimile transmission or mailed by registered or certified mail addressed to the party to whom such notice is required or permitted to be given. All notices shall be deemed to have been given when transmitted if given by facsimile and confirmation of receipt is received or, if mailed, five days after mailed as evidenced by the postmark at the point of mailing.

All notices to PCS shall be addressed as follows:

     PCS Health Systems, Inc.
     9501 East Shea Boulevard
     Scottsdale, AZ  85260
          Attention:  President
          Facsimile:  602-451-0964

All notices to McKesson shall be addressed as follows:

     SP Ventures, Inc.
     One Post Street
     San Francisco, CA  94104
     Attention:  David Mahoney
          Facsimile:  415-983-8826

Any party may, by written notice to the other, designate a new address to which notices to the party giving the notice shall thereafter be mailed.

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          12.2  Force Majeure.  No party shall be liable for any delay or
                -------------
failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the party claiming excuse uses its best efforts to overcome the same.

          12.3  Limitation of Liability.  No party shall be liable to the other
                -----------------------
party for indirect, consequential, incidental or special damages, including but not limited to lost profits, arising from or relating to any breach of this Agreement, regardless of any notice of such damages.

          12.4   Entirety of Agreement.  This Agreement sets forth the entire
                 ---------------------
agreement and understanding of the parties relating to the subject matter contained herein and merges all prior discussions between them, and neither party shall be bound by any representation other than as expressly stated in this Agreement, or by a written amendment to this Agreement signed by authorized representatives of both parties.

          12.5  Non-Waiver.  The failure of any party in any one or more
                ----------
instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

          12.6  Disclaimer of Agency.  This Agreement shall not constitute any
                --------------------
party the legal representative or agent of another, nor shall any party have the right or authority to assume, create, or incur any third-party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another party except as expressly set forth in this Agreement.

          12.7  Severability.  In the event any term of this Agreement is or
                ------------
becomes or is declared to be invalid or void by any court of competent jurisdiction, such term or terms shall be null and void and shall be deemed deleted from this Agreement, and all the remaining terms of the Agreement shall remain in full force and effect.

          12.8  Governing Law.  The validity, performance and construction of
                -------------
this Agreement shall be governed by the laws of the State of Arizona.

          12.9  Assignment.  No party shall delegate duties of performance or
                ----------
assign, in whole or in part, rights or obligations under this Agreement without the prior written consent of the other party, and any attempted delegation or assignment without such written consent shall be of no force or effect. Subject to the restrictions contained in the preceding sentence, this

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Agreement shall be binding upon the successors and assigns of each of the parties.

          12.10  Headings.  The headings contained in this Agreement have been
                 --------
added for convenience only and shall not be construed as limiting.

          12.11  Counterparts.  This Agreement may be executed in one or more
                 ------------
counterparts, each of which shall be an original and all of which shall constitute together the same document.

          12.12  Effective Date.  This Agreement shall become effective only
                 --------------
upon the occurrence of the Offer Purchase Date (as defined in the Reorganization and Distribution Agreement, dated July 10, 1994, among McKesson and others), and shall terminate and be null and void and of no force and effect upon any termination of the Merger Agreement.

This Agreement is executed by the parties as of the date indicated above.


SP VENTURES, INC.                       PCS HEALTH SYSTEMS, INC.

By: /s/ Arthur Chong                    By: /s/ Garret Scholz
   --------------------                    --------------------

Title:                                  Title:
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